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                      January 25, 2021

       Ophir Yakovian
       Chief Financial Officer
       Caesarstone Ltd.
       Kibbutz Sdot-Yam
       MP Menashe, 3780400
       Israel

                                                        Re: Caesarstone Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 23,
2020
                                                            File No. 001-35464

       Dear Mr. Yakovian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing